Appendix A

Code of Ethics

I.	GENERAL

Each of Adviser’s Supervised Persons is subject to Adviser’s Code of Ethics. The Code of Ethics is predicated on the principle that Adviser owes a fiduciary duty to its Clients. Accordingly, Supervised Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. At all times, Supervised Persons must:

●	Place Client interests ahead of Adviser’s interests – As a fiduciary, Adviser must serve its Clients’ best interests. In other words, Supervised Persons may not benefit at the expense of Clients.

●	Engage in personal investing that is in full compliance with Adviser’s Code of Ethics – Supervised Persons must review and abide by Adviser’s Personal Securities Transaction and Insider Trading Policies.

●	Avoid taking advantage of the Supervised Person’s position – Supervised Persons must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Adviser, or on behalf of a Client, where such opportunities, gifts or gratuities could create the appearance of impropriety or might otherwise influence a decision to conduct business with such other party.

●	Maintain full compliance with the federal securities laws9 – Supervised Persons must abide by the standards set forth in Rule 204A-1 (the “code of ethics rule”) for registered investment advisers under the Advisers Act.

Any questions with respect to Adviser’s Code of Ethics should be directed to the Compliance Department. As discussed in greater detail below, Supervised Persons must promptly report any violations of the Code of Ethics to the Chief Compliance Officer, or his or her designee. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

II.	GUIDING PRINCIPLES & STANDARDS OF CONDUCT

All Supervised Persons will act with competence, and integrity, in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow employees. The following set of principles frames the professional and ethical conduct that Adviser expects from its Supervised Persons:

●	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients, prospective Clients, employers, employees, colleagues in the investment profession and other participants in the global capital markets;

●	Place the integrity of the investment profession, the interests of Clients and the interests of Adviser above one’s own personal interests;

●	Adhere to the fundamental standard that the Supervised Person should not take inappropriate advantage of his or her position that is inconsistent with Rule 204A-1 and this policy;

●	Conduct all personal securities transactions in a manner consistent with Rule 204A-1 and this policy;

●	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions and engaging in other professional activities;

●	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on himself or herself and the profession;

●	Promote the integrity and standards of, and uphold the rules governing, capital markets;

●	Maintain and improve his or her professional competence and strive to maintain and improve the competence of the Advisor in general; and

●	Comply with applicable provisions of the federal securities laws.

III.	PERSONAL SECURITIES TRANSACTION POLICY

Rule 204A-1 under the Advisers Act requires the imposition of personal trading policies on all “access persons” of an SEC-registered adviser—generally, persons who make investment decisions and/or have access to information relating to such investment decisions. Given Adviser’s small size, as a matter of Adviser policy, all Supervised Persons are considered access persons (each, an “Access Person”) and are subject to the personal trading policies contained in this Code of Ethics.

Pre-Clearance Procedures

Access Persons must have written clearance for any personal securities transaction (except for those exempt from pre-clearance as identified below) before completing the transaction. Access Persons must complete and deliver to the Chief Compliance Officer or his or her designee Adviser’s Trade Authorization Request Form on MCO. Adviser shall maintain the authorization forms. A record of any pre-clearance approval by the Chief Compliance Officer or his or her designee and the reasons supporting such decision, as necessary, shall be maintained by Adviser.

A transaction for an Access Person’s account may be disapproved if it is determined by the Chief Compliance Officer that the transaction is in conflict with, or appears to be in conflict with, any actual or potential Client investment.

Once pre-clearance is granted by the Chief Compliance Officer or his or her designee, the pre- clearance approval is valid until close of the following business day from the time at which the approval is granted. Unless otherwise noted, no pre-clearance is required for transactions involving Exempted Securities.

Example:

An Access Person requests and receives pre-clearance approval on Monday at 2 PM EST. The pre- clearance authorization is valid until the close of business on Tuesday.

Access Persons are prohibited from engaging in frequent or short-term (i.e., 30 days) personal trading. More specifically, Access Persons may not engage in the purchase and sale or sale and purchase of the same security (excluding Exempt Securities and Approved ETFs) within 30 calendar days.

For clarity, pre-clearance for transactions by the Chief Compliance Officer are required to be granted by the Chief Executive Officer or another member of the Compliance Department.

Transactions Not Subject to Pre-Clearance

No Direct or Indirect Influence or Control Accounts. The pre-clearance requirements of this Section do not apply to Reportable Securities held in an account over which an Access Person has no direct or indirect influence or control. Access Persons wishing to exempt accounts over which they have no direct or indirect influence or control from pre-clearance must obtain advance approval from the Chief Compliance Officer or his or her designee. Any approval will be conditioned upon providing an initial and annual written certification that he or she does not have any direct or indirect influence or control over the account and such other requirements as the Chief Compliance Officer or his or her designee may impose.

Non-Volitional Transactions. Reportable Securities that are acquired or disposed of without the Access Person’s discretion as to time or amount including, for example, (i) securities acquired through stock splits, reverse stock splits, mergers, consolidations, spin- offs and other similar corporate reorganizations generally involving all holders of the same class of securities, (ii) an involuntary sale as the result of a company exercising a call provision on its outstanding debt, and (iii) assignments of options or exercises of options at expiration, (iv) exercises of in-the-money options by the Access Person’s brokerage firm prior to expiration, (v) dividend re-investment plans (DRIPs), and (vi) direct and independent actions taken by an individual’s brokerage firm such as the liquidation of a position to meet margin calls.

Employer Stock Option Plans. Transactions involving the exercise and/or purchase of securities pursuant to an employer stock option plan. Such plans may be applicable to persons subject to the Code of Ethics because the Access Person has Beneficial Ownership of their account. The sale of securities received from such plans must be pre-cleared.

Exempt Securities. Transactions involving Exempt Securities as defined below.

Securities and Instruments That Are Considered Reportable Securities

Access Persons must submit holdings and transaction reports for “reportable securities” in which the Access Person has, or acquires, any direct or indirect beneficial ownership. An Access Person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the Access Person’s household.

Rule 204A-1 treats all securities1 as reportable securities, with five exceptions (“Exempt Securities”):

●	Transactions and holdings in direct obligations of the Government of the United States.

●	Money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

●	Shares of money market funds and open-end funds other than reportable funds[2].

●	Transactions and holdings in shares of other types of mutual funds, unless Adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.

●	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Access Persons may, if eligible to do so, invest in hedge funds run by others, but such investment remains subject to pre-clearance and all of the policies and procedures in this Manual.

Initial Coin Offerings. All initial coin offering (ICO) tokens, or coins offered through a fundraising process, classify as securities. The SEC has stated that “replacing a traditional corporate interest recorded in a central ledger with an enterprise interest recorded through a blockchain entry on a distributed ledger may change the form of the transaction, but it does not change the substance.” In light of the foregoing, Adviser treats all ICOs as Reportable Securities subject to the pre- clearance requirements of its Code of Ethics.

Cryptocurrencies. Although the CFTC has designated bitcoin as a commodity, products linked to the value of underlying digital assets, including bitcoin and other cryptocurrencies, may be structured as securities products subject to registration under the Securities Act of 1933 or the Investment Company Act of 1940. The Adviser does not require its Access Persons to have written pre-clearance for any transaction involving cryptocurrencies. Cryptocurrency accounts however (e.g. Coinbase) will require disclosure and will be subject to the annual holdings and quarterly transactions disclosures as described below.

[1]	“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

[2]	Reportable fund means any fund for which Gladius or any of its affiliates serves as adviser or sub-adviser.

“Approved ETFs”

Subject to pre-clearance by Compliance, Access Persons may trade certain ETFs without being subject to the 30-day holding period. For the avoidance of doubt this may include ETFs or similarly structured securities such as, but not limited to, ETNs and UITs. The approved trading activity includes both the equity itself as well as any exchange traded derivatives, such as options or futures. The “Approved ETFs” have the following requirements:

1.	Broad based

2.	Compliance pre-approval

The Compliance Department will continue to review all trading activity by Access Persons regardless of pre-clearance or holding requirements to ensure that the volume of employee trading does not become so frequent as to violate a fiduciary duty owed to Adviser’s client funds.

Beneficial Ownership

Access Persons are considered to have beneficial ownership of securities (“Beneficial Ownership”) if they have or share a direct or indirect pecuniary interest in the securities. Access Persons have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

●	Securities held by members of an Access Person’s immediate family sharing the same household. Immediate family include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law and children-in-law, as well as adoptive relationships that meet these criteria as long as the above share the same household;

●	An Access Person’s interest as a general partner in securities held by a general or limited partnership; and

●	An Access Person’s interest as a manager/member in the securities held by a limited liability company.

Access Persons do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership of securities held by a trust:

●	Ownership of securities as a trustee where either the Access Person or members of his or her immediate family have a vested interest in the principal or income of the trust;

●	Ownership of a vested beneficial interest in a trust; and

●	An Access Person’s status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for the Access Person to revoke the trust.

Restricted Securities

Anytime a Supervised Person receives material non-public information (as described in Part II of this Appendix A) about a company that has issued publicly traded securities (a “Public Company”), that company will be added to the Adviser’s Restricted Securities List. Supervised Persons will be responsible for contacting the Chief Compliance Officer any time that they receive or intend to receive any non-public information about a Public Company.

All confidentiality agreements must be reviewed by the Chief Compliance Officer or his or her designee, and a copy of all executed agreements must be provided to the Chief Compliance Officer or his or her designee. Once an authorized signatory for Adviser has signed a confidentiality agreement for the purpose of receiving non-public information about a Public Company, Adviser may be deemed to have already received such information, and the company will automatically be placed on a Restricted Securities List.

Supervised Persons are responsible for notifying the Chief Compliance Officer or his or her designee of any other circumstances in which they should be restricted pursuant to this Code of Ethics.

Generally, no trading of public securities will be permitted by any Supervised Person in a Public Company on the Restricted Securities List, including but not limited to, trading in a Supervised Person’s personal account or on behalf of a Client account. Investment professionals should consider the fact that they will be restricted from trading the public securities of a Public Company for which any Supervised Person has received non-public information when evaluating any potential hedging strategies for private positions. Trading in securities on the Restricted Securities List may be permitted by the Chief Compliance Officer or his or her designee if it is determined that no Supervised Person is currently in possession of any material non-public information.

All Supervised Persons, whether investment professionals or non-investment professionals, will be regarded as having access to any material non-public information about a Public Company that has been received by any other Supervised Person.

The Chief Compliance Officer or his or her designee will periodically review each Public Company on the Restricted Securities List to determine whether any Supervised Persons remain in possession of material non-public information. Additionally, a Public Company can be removed from the Restricted List by the Chief Compliance Officer or his or her designee at other times if it can be determined that no Supervised Person remains in possession of material non-public information, and no Supervised Person has any intention of obtaining such information.

Supervised Persons may be unable to liquidate personal or Client holdings of securities that are subsequently added to the Restricted Securities List.

Investments in Limited Offerings and Initial Public Offerings10

No Supervised Person shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or initial public offering “IPO” without first obtaining prior approval of the Chief Compliance Officer or his or her designee in order to preclude any possibility of the Supervised Person profiting improperly from his or her position with Adviser. The Chief Compliance Officer or his or her designee shall (1) obtain from the Supervised Person details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised Person’s activities on behalf of a client); and (2) conclude, after consultation with a portfolio manager (who has no personal interest in the issuer of the limited offering or IPO), that no clients have any foreseeable interest in purchasing such security. A record of such approval by the Chief Compliance Officer or his or her designee and the reasons supporting those decisions, when appropriate, shall be kept as required in the Records section of this Policy. Supervised Persons that wish to acquire interests in a Fund managed or advised by Gladius may utilize their completed subscription agreement as a pre-clearance mechanism for an investment in such Fund.

Reporting

In order to provide Adviser with information to enable it to determine with reasonable assurance any indications of scalping, front-running or the appearance of a conflict of interest with investments by any Client account, as well as monitor Access Person compliance with this Personal Securities Transaction Policy, each Access Person must submit the following reports to the Chief Compliance Officer or his or her designee:

(a)	Quarterly Transaction Reports

Access Persons are required to instruct their broker-dealers to send to Adviser duplicate broker- dealer trade confirmations and account statements which must be received by the Chief Compliance Officer, at a minimum, no later than thirty (30) days after the end of each calendar quarter. If an Access Person’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately on the Compliance Portal. The quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership: (1) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (3) the price of the Reportable Security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date that the report is submitted. Access Persons are reminded that they must also report transactions by members of the Access Person’s immediate family including spouse, children and other members of the household in accounts over which the Access Person has direct or indirect influence or control. If an Access Person has arranged to have monthly brokerage statements delivered to the Chief Compliance Officer, and all trades have been effected through a broker-dealer, then quarterly transaction reports may not be required.

(b)	Initial and Annual Holdings Reports

Each new Supervised Person who is an Access Person will be required to report all of his or her personal holdings of Reportable Securities and all accounts at a broker, dealer or bank holding any securities (including Exempt Securities) for which the Supervised Person has Beneficial Ownership not later than 10 days after the commencement of his or her employment. The Initial Holdings Report must be current as of a date not more than 45 days prior to the date the person becomes an Access Person.

Each Access Person is required to report on an annual basis all of his or her personal holdings of Reportable Securities and all accounts at a broker, dealer or bank holding any securities for which the Supervised Person has Beneficial Ownership. The Annual Holdings Report must be current as of a date no earlier than December 31 of the preceding calendar year and must be reported to the Chief Compliance Officer within 45 days after the end of the preceding calendar year.

Each holdings report (both the initial and annual) must contain, at a minimum: (1) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Supervised Person has any direct or indirect beneficial ownership; (2) the name of any broker, dealer or bank with which the Supervised Person maintains an account in which any securities are held for the Supervised Person’s direct or indirect benefit; and (3) the date the Supervised Person submits the report.

(c)	Exceptions to Reporting Requirements

Supervised Persons are not required to submit (1) a transaction or initial and annual holdings report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control, or (2) a transaction report with respect to transactions effected pursuant to an automatic investment plan. Despite these exceptions, the Chief Compliance Officer, or his or her designee, may periodically request a holdings report from Access Persons that disclose the existence of an account in which they have no direct or indirect influence or control.

The SEC has provided guidance on whether an access person has direct or indirect influence or control on a trading account.

Trustee-Control

Although the fact that a trustee or a third-party manager has management or discretionary investment authority over an access person’s trust or personal account does not, by itself, enable the access person to rely on the reporting exception.

The SEC has concluded that an adviser may be able to implement additional controls to establish a reasonable belief that an access person had no direct or indirect influence or control over the trust or account and could accordingly rely on the exception.

The SEC has noted that an access person providing a trustee with management authority or a third- party manager with discretionary investment authority over an account would not prevent the access person from:

1.	suggesting purchases or sales of investments to the trustee or third-party discretionary manager.

2.	directing purchases or sales of investments; or

3.	consulting with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account.

The SEC has concluded that an access person’s discussions with the trustee or third-party discretionary manager concerning account holdings may also, in certain circumstances, reflect direct or indirect control or influence. However, the SEC also has concluded that discussions in which a trustee or third-party manager simply summarizes, describes, or explains account activity to an access person, without receiving directions or suggestions from the access person, would not implicate influence or control by the access person over that account.

In light of this guidance, Compliance will make a reasonable determination as to whether the access person actually had direct or indirect influence or control over the trust or account. In doing so, Compliance will take action by:

1.	obtaining information about a trustee or third-party manager’s relationship to the access person (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm);

2.	obtaining periodic certifications by access persons and their trustees or discretionary third- party managers regarding the access persons’ influence or control over trusts or accounts;

3.	requesting reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to this code of ethics, absent reliance on the reporting exception.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of Compliance who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, Compliance may ask for supporting documentation, such as a copy of the automatic investment plan, a copy of the discretionary account management agreement and/or a written certification from an unaffiliated investment adviser.

(d)	New Account Report

The New Account Report shall be completed by a Supervised Person upon hire and when applicable through the Compliance Portal, to disclose the name of any new account established by the Supervised Person during the quarter in which any Non-Exempt Securities may be traded or were held for the direct or indirect benefit of the Supervised Person. The New Account Report must include: (1) the name of the broker, dealer or bank with which the Supervised Person established the account; (2) the account number; and (3) the date the report is submitted by the Supervised Person.

Remedial Actions

Adviser takes the potential for conflicts of interest caused by personal investing very seriously. Supervised Persons should be aware that Adviser reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation, including termination of employment.

IV.	POLICIES AND PROCEDURES TO DETECT AND PREVENT INSIDER TRADING

Adviser’s business may require Supervised Persons to deal with confidential information. The proper handling of material, non-public information is critical to Adviser’s integrity. Adviser’s reputation is a vital asset and even the appearance of the misuse of material, non-public information should be avoided. The misuse of material non-public information may violate federal and state securities laws and other legal and regulatory requirements. Violations may be damaging to both the reputation and financial position of Adviser and its Supervised Persons.

Adviser forbids trading, either for oneself or for others, on material, non-public information or communicating material, non-public information to others in violation of the law. This conduct is frequently called “insider trading.” Adviser’s policy extends to activities within and outside a Supervised Person’s relationship with Adviser. Supervised Persons who cease to work for Adviser must continue to maintain the confidentiality of inside and proprietary information learned during their employment.

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.

In the past, securities laws have been interpreted to prohibit the following activities:

●	Trading by an insider while in possession of material non-public information;

●	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

●	Communicating material non-public information to others in breach of a fiduciary duty.

Whom Does the Policy Cover?

This policy covers all of Adviser’s Supervised Persons (“covered persons”) as well as any transactions in any securities or commodity interests participated in by immediate family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership. If any Supervised Person has questions about whom this policy covers, he or she should consult Compliance.

What Information is Material?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact specific inquiries. Supervised Persons should direct any questions regarding the materiality of information to the Compliance Department. The following is a non-exhaustive, illustrative list of the type of information that is generally regarded as “material”:

●	Information relating to a company’s results and operations

●	Dividend or earnings announcements (dividend changes, earnings results, changes in previously released earnings estimates)

●	Write-downs or write-offs of assets

●	Additions to reserves for bad debts or contingent liabilities

●	Expansion or curtailment of company or major division operations

●	Merger, joint venture announcements

●	New product/service announcements

●	Discovery or research developments

●	Criminal, civil and government investigations and indictments

●	Pending labor disputes

●	Debt service or liquidity problems

●	Bankruptcy or insolvency problems

●	Tender offers, stock repurchase plans, etc.

●	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options. In addition, it applies to securities issued by both public and private companies.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security and therefore be considered material. Material information may also relate to the market  for a security. Information about a significant order to purchase or sell securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non- public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Supervised Persons may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations and in similar circumstances.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to Follow if a Supervised Person Believes That He or She Possesses Material, Non-Public Information

Adviser has established the following procedures to help each Supervised Person avoid insider trading and to aid Adviser in preventing, detecting and imposing sanctions against insider trading. Each Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If any Supervised Person has questions about these procedures, he or she should consult the Chief Compliance Officer.

If a Supervised Person has questions as to whether he or she is in possession of material, non- public information, he or she must inform the Chief Compliance Officer as soon as possible. From this point, the Supervised Person, the Chief Compliance Officer and Adviser’s senior management, as appropriate, will conduct research to determine if the information is likely to be considered important to investors in making investment decisions and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, a Supervised Person:

●	Shall not trade the securities of any company in which he or she is deemed an insider who may possess material, non-public information about the company;

●	Shall not trade the securities of any company except in accordance with Adviser’s Personal Securities Transaction Policy and the securities laws;

●	Shall not trade commodity interests except in accordance with Adviser’s Personal Securities Transaction Policy and the securities, commodities, and derivatives laws;

●	Shall submit personal security trading reports in accordance with the Personal Securities Transaction Policy;

●	Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by his or her position;

●	Shall immediately report the potential receipt of material non-public information to the Chief Compliance Officer and Adviser’s senior management; and

●	Shall not proceed with any research, trading or other investment advisory activities until the Chief Compliance Officer and Adviser’s senior management inform the Supervised Person of the appropriate course of action.

Serving as Officers, Trustees and/or Directors of Outside Organizations

Supervised Persons may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Supervised Persons may also receive compensation for such activities.

At certain times, Adviser may determine that it is in its Clients’ best interests for a Supervised Person to serve as an officer or on the board of directors of an outside organization. For example, a company held in Clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of Adviser can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, a Supervised Person may come into possession of material non-public information about the outside company or other public companies. It is critical that a proper information barrier be in place between Adviser and the outside organization and that the Supervised Person not communicate such information to other Supervised Persons in violation of the information barrier.

Similarly, Adviser may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Supervised Person must not be involved in the decision to retain or hire Adviser.

Supervised Persons are prohibited from engaging in such outside activities without prior written approval from the Chief Compliance Officer. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved.

Outside Business Activities

Supervised Persons generally may not be employed (either on a part-time, evening or weekend basis) or compensated by any business other than Adviser or one of its affiliates.

Approval of the Chief Compliance Officer for any of the above activities must be obtained prior to engaging in any such activity which could be perceived as an Outside Business Activity so that determinations may be made regarding (1) the degree to which such activity may interfere with the Supervised Person’s duties to Adviser and its Clients and (2) whether such activity involves conflicts of interest between Adviser and any Client that need to be disclosed and may require Client consent.

V.	RUMORS; MANIPULATIVE TRADING PRACTICES

A.	Rumors

Supervised Persons are prohibited from circulating false rumors and rumors of a sensational character that reasonably may be expected to affect market conditions for one or more securities or commodity interests, sectors or markets, or improperly influencing any person or entity. Intentionally creating, passing or using false rumors may violate the antifraud provisions of federal securities laws, and such conduct is contradictory to this Code of Ethics and Adviser’s expectations regarding appropriate behavior of its Supervised Persons.

A Supervised Person should consult with the Chief Compliance Officer if he or she has questions regarding the appropriateness of any communications.

B.	Manipulative Trading Practices

Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 thereunder make it unlawful for any person, acting alone or with others, to trade any security in order to create actual or apparent active trading in such security, or raise or depress the price of the security.

Supervised Persons are prohibited from engaging in actual or apparent trading in a security for the purpose of (a) inducing the purchase or sale of such security by others; or (b) causing the price of a security to move up or down. The Exchange Act does not prohibit otherwise lawful activity that has the incidental result of changing the supply or demand or the intrinsic value of a security.